Exhibit 99.1

International Star Announces Latest Assay Results

For Immediate Release
July 15, 2009

Shreveport, LA.  International Star, Inc. (I-Star) announced today that it has received encouraging results from rock chip and soil geochemistry samples taken from its Black Mountain, Arizona, property.  Rock sample grades of up to 7.17 grams per metric ton (gpmt)  gold and 712.0 gpmt silver confirm the presence of gold and silver rich zones of mineralization along trends containing historically mined deposits.  These assays also show improved results in copper and molybdenum values from I-Star’s 2008 sampling.  I-Star did not have samples assayed for gold during 2008.

Outcrop rock chip samples and soil samples were taken by an I-Star geologist during 2008 and 2009 from grid sample patterns.  These samples were submitted in March 2009 to Skyline Assayers & Laboratories, an Arizona licensed assay facility located in Tucson, Arizona (Skyline).  The samples delivered to Skyline consisted of 91 new rock samples, 155 new soil samples and 259 rock and soil pulps of samples previously analyzed at the Mountain States Research and Development International assay lab in Tucson (MSRDI).  The sample pulps were assayed by Skyline utilizing a significantly different process not offered by MSRDI.  Skyline determined the gold and silver values by fire assay with gravimetric finish and analyzed 47 other elements by ICP/MS, utilizing the Four–Acid digestion process.

Collectively, the Skyline assay results show the presence of anomalous gold, silver, copper,  molybdenum as well as many indicator and pathfinder elements for both precious and base metals deposits.  Soil geochemical samples include values of up to 1.325 parts per million (ppm) gold and 6.9 ppm silver.  Rock sample geochemical values of greater than 10,000 ppm copper and up to 1827.3 ppm molybdenum were also reported.  More detailed results of the assays are provided below.

The March 2009 rock sample assay results from Skyline include:

Gold:	12 samples from 0.52 gpmt to 0.1 gpmt
Silver:	3 samples from 712.0 gpmt to 665.0 gpmt
2 samples from 330.7 gpmt to 319.3 gpmt
2 samples from 146.1 gpmt to 128.3 gpmt
48 samples from 14.0 gpmt to 1.0 gpmt
38 samples from 0.09 gpmt to 0.01 gpmt
Copper:	14 samples greater than 10000 ppm (10000 ppm = 1%)
14 samples from 8976.3 ppm to 1095 ppm
30 samples from 836.2 ppm to 103.5 ppm
32 samples from 92.7 ppm to 9.5 ppm
Molybdenum:	27 samples from 1827.3 ppm to 100.8 ppm
24 samples from 95.5 ppm to 10.3 ppm
31 samples from 9.6 ppm to 0.6 ppm

The new soil sample results from Skyline include:

Gold:	1 sample of 1325 parts per billion (ppb) (1.325 ppm)
36 samples from 86 ppb to 10 ppb
34 samples from 9 ppb to 5 ppb
Silver:	15 samples greater than 1 ppm up to 6.9 ppm
135 samples from 0.9 ppm to 0.4 ppm
Copper:	73 samples from 771.4 ppm to 101.4 ppm
87 samples from 97.0 ppm to 12.9 ppm
Molybdenum:	4 samples from 143.6 ppm to 102.3 ppm
71 samples from 96.7 ppm to 10.4 ppm
54 samples from 8.2 ppm to 1.0 ppm

The results from Skyline for the soil sample pulps include:

Gold:	26 samples from 0.1 gpmt to 0.02 gpmt
44 samples at 0.01 gpmt
Silver:	6 samples from 2.8 gpmt to 2.1 gpmt
28 samples from 1.9 gpmt to 1.0 gpmt
107 samples from 0.9 gpmt to 0.1 gpmt

The results from Skyline for the rock sample pulps include:

Gold:	3 samples from 7.17 gpmt to 5.4 gpmt
9 samples from 0.96 gpmt to 0.13 gpmt
52 samples from 0.09 gpmt to 0.01 gpmt
Silver:	10 samples from 57.4 gpmt to 10.2 gpmt
45 samples from 8.2 gpmt to 1.0 gpmt
41 samples from 0.9 gpmt to 0.1 gpmt

While these and the MSRDI assays in 2008 have established the existence of anomalous values of gold, silver, copper, and molybdenum mineralization in I-Star’s Black Mountain, Arizona property, contouring and evaluation of these results is currently being conducted.  To date, portions of the MSRDI and Skyline data, along with historical results consisting of soil and rock geochem data plotted by previous exploration companies working the same property, have been plotted, contoured and evaluated.  I-Star has staked and intends to file additional lode claims on areas of further interest as indicated by the newest assay results.  I-Star intends to announce the results of the newly plotted, contoured and evaluated data as soon as the compilation is completed.

Additionally, upon the receipt of these encouraging assay values, I-Star initiated an aggressive follow-up program of soil, rock chip and channel sampling to test the extent and grade of any mineralization associated with the high value samples.  I-Star intends to submit the samples collected from this follow-up program to Skyline in the coming days to be analyzed with the same procedures as the samples submitted to Skyline in March 2009.

I-Star has the mineral rights to approximately 3.5 square miles in the Black Mountains, Mohave County, Arizona, in an area historically evaluated as a copper/molybdenum porphyry prospect.  Historical gold mines are also present in the vicinity.  I-Star has not established the existence of commercially mineable mineral deposits on this property and cannot guarantee that any such deposits will be established.  Continuation of I-Star’s exploration program and its additional claim filings are subject to available funding.

About International Star, Inc. (OTC BB:ILST):  The company maintains its corporate headquarters in Shreveport, LA and owns mineral rights in Arizona that it intends to exploit through the extraction of precious and base minerals from the lands it has acquired.  More information about International Star, Inc. and its business activities can be obtained by calling International Star, Inc. at (318) 453-7849.

Any statements made in this press release which are not historical facts contain certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains.  Although such statements are based upon the best judgments of management of the company as of the date of this release, the actual results of the specific items described in this release, and the company’s operations generally, may differ materially from what is projected in such forward-looking statements due to certain risks, uncertainties and other factors, many of which are beyond the control of the company.  Factors that may cause actual results to vary include, but are not limited to, the availability of outside capital, changes in commodity prices, changes in general economic conditions or conditions in the financial markets, and other risks identified in the company's annual report on Form 10-K and other reports filed by the company with the Securities and Exchange Commission.  The company disclaims any obligation to update information contained in any forward-looking statement.

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CONTACT:
Jacqulyn Wine
International Star, Inc.
P.O. Box 7202
Shreveport, LA 71137
Phone:  318-464-8687
Fax:  318-429-8036
Email:  istarnevada@yahoo.com

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